SCHEDULE 14A

(Rule 14a-01)
INFORMATION REQUIRED IN PROXY STATMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Staten Island Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SI Bank & Trust

Interoffice Memo

To:	All Employees

From:	Harry P. Doherty, Chairman & CEO, Staten Island Bancorp, Inc

Date:	11/26/2003

Re:	Staten Island Bancorp Merger Announcement

I am writing to you to tell you of some exciting news for SIB Mortgage Corp. Staten Island Bancorp will merge with Independence Community Bank Corp (“ICBC”). The merger agreement has been approved by the Board of Directors of both companies and will be submitted to the shareholders of each for approval. The transaction is expected to close in the second quarter of 2004. In connection with the merger transaction, it was announced that Lehman Brothers would acquire a majority of the assets of SIB Mortgage.

Attached to this letter is our joint press release.

I want you to know that our Board of Directors and I believe this transaction is extremely beneficial to our customers, employees and shareholders. Our mortgage business will become part of a larger organization with enhanced prospects for growth and will have all of the advantages that a Wall Street firm and its trading desk can bring to a mortgage company. Richard Payne will continue in his current role after the business is acquired by Lehman Brothers.

At this early stage in the SIB Mortgage acquisition, many key decisions have yet to be made. However, we will update you as we have more news.

If you have any questions, please email them to mergerquestions@sibmortgage.com. SIB Mortgage Corp. headquarters plans to periodically post responses to the corporate intranet – www.sibinfo.com.

In connection with the proposed merger, Independence Community Bank Corp. will file a registration statement with the Securities and Exchange Commission containing a joint proxy statement/prospectus. Stockholders are urged to read the registration statement and the joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Independence Community Bank Corp. and Staten Island Bancorp, Inc., at the SEC’s Internet site (http://www.sec.gov). Copies of these documents can be obtained, without charge, from Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: Investor Relations, or from Staten Island Bancorp, Inc., 1535 Richmond Avenue, Staten Island, New York 10314, Attention: Investor Relations.

Information about the participants in the proxy solicitation will be set forth in Staten Island’s proxy statement on Schedule 14A, to be filed with the SEC and will be available in the joint proxy/prospectus regarding the proposed merger contained in Independence’s registration statement on Form S-4.

The information presented above may contain forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Independence’s and Staten Island’s public reports filed with the SEC.